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                            GARDNER, CARTON & DOUGLAS
                            SUITE 3400 - QUAKER TOWER
                             321 NORTH CLARK STREET
                          CHICAGO, ILLINOIS  60610-4795
                                 (312) 644-3000
                           TELECOPIER:  (312) 644-3381


                                 April 1, 1997




Prudential Allocation Fund                  Prudential Allocation Fund
Strategy Portfolio                          Balanced Portfolio
Gateway Center Three                        Gateway Center Three
100 Mulberry Street                         100 Mulberry Street
Newark, New Jersey  07102                   Newark, New Jersey  07102


    Re: Reorganization of Prudential Allocation Fund (Strategy Portfolio) and Prudential Allocation Fund (Balanced Portfolio)
         ---------------------------------------------------------------------

Ladies and Gentlemen:

     We are outside counsel to Prudential Allocation Fund ("Allocation Fund"). Shares of Allocation Fund are divided into two portfolios, the Strategy Portfolio (the "Strategy Portfolio") and the Balanced Portfolio (the "Balanced Portfolio"). An Agreement and Plan of Reorganization (the "Agreement") has been proposed pursuant to which the Strategy Portfolio will transfer to the Balanced Portfolio all of the assets of the Strategy Portfolio in exchange solely for Class A, Class B, Class C and Class Z shares of the Balanced Portfolio and the assumption by the Balanced Portfolio of the liabilities, if any, of the Strategy Portfolio incurred in the ordinary course of business followed by the constructive distribution of each such class of shares of the Balanced Portfolio to the holders of each respective class of shares of beneficial interest (Class A, Class B, Class C and Class
Z) of the Strategy Portfolio in liquidation by terminating the Strategy Portfolio (the "Reorganization"). You have requested our opinion as to certain federal income tax consequences of the Reorganization. The opinion that follows is based on the Internal Revenue Code of 1986 as amended through the date hereof (the "Code"), judicial decisions, administrative rulings and regulations and such other sources of legal authority as we deemed necessary to consult in rendering this opinion. The opinion is also based on factual representations set forth herein and on our understanding that the Reorganization will take place substantially as set out in the Agreement and as described in the Proxy Statement (the "Proxy Statement") included in the Registration Statement on Form N-14, as amended, filed by Allocation Fund with the Securities and Exchange Commission (the "Registration Statement") for the meeting of shareholders of the Strategy Portfolio to be held on June 25, 1997.

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April 1, 1997
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                        SUMMARY OF THE TRANSACTION

     In the Reorganization, the Strategy Portfolio will transfer all of its assets and liabilities to the Balanced Portfolio in exchange for Class A, Class B, Class C and Class Z shares of the Balanced Portfolio. The Strategy Portfolio will then liquidate and distribute to its shareholders as a liquidating distribution all of such Class A, Class B, Class C and Class Z shares of the Balanced Portfolio in exchange for and in cancellation of each respective class of the Strategy Portfolio Class A, Class B, Class C and Class Z shares of beneficial interest.

                            BUSINESS PURPOSE

     Our opinion is based in part upon our understanding that the primary business purpose of this transaction is to achieve certain cost savings by combining the assets of the Strategy Portfolio and the Balanced Portfolio as is represented below. A full description of the business purposes of the Reorganization is set out in the Proxy Statement.

                            REPRESENTATIONS

     In rendering our opinion we are, with your permission, assuming that the transaction will occur substantially as described in the Agreement and the Proxy Statement. We are also relying on the following additional representations which have been certified to us by either the Strategy Portfolio, the Balanced Portfolio or both:

     1. The primary business purpose of this transaction is to achieve certain cost savings by combining the assets of the Strategy Portfolio and the Balanced Portfolio. The Strategy Portfolio has experienced high expense ratios and an inability to attract new assets. Furthermore, the Strategy Portfolio does not enjoy the economies of scale enjoyed by a larger fund.

     2. The fair market value of the Class A, Class B, Class C and Class Z shares of the Balanced Portfolio received by each of the Strategy Portfolio shareholders will be approximately equal to the fair market value of the respective Class A, Class B, Class C and Class Z shares of beneficial interest of the Strategy Portfolio surrendered in exchange therefor.

     3. No cash or property, other than the Balanced Portfolio shares, will be transferred to the Strategy Portfolio or distributed to the Strategy Portfolio shareholders pursuant to the Reorganization.

     4. There is no plan or intention on the part of any shareholder of the Strategy Portfolio who owns 5 percent or more of the shares of beneficial interest of the Strategy Portfolio and to the best of the knowledge of management of the Strategy Portfolio, there is no plan or intention on the part of the remaining shareholders of the Strategy Portfolio to sell, exchange, or otherwise dispose of a number of shares of the Balanced Portfolio received in the transaction that

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April 1, 1997
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would reduce the Strategy Portfolio shareholders' ownership of the Balanced
Portfolio to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding shares of beneficial interest of the Strategy Portfolio as of the same date. For purposes of this representation, shares of beneficial interest of the Strategy Portfolio surrendered by the dissenters, if any, will be treated as outstanding shares on the date of the transaction. No cash will be exchanged for the shares of beneficial interest of the Strategy Portfolio in lieu of fractional shares of the Balanced Portfolio. Moreover, shares of beneficial interest of the Strategy Portfolio and shares of the Balanced Portfolio held by the Strategy Portfolio shareholders, and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be taken into account for purposes of this representation, except for shares of beneficial interest of the Strategy Portfolio and the Balanced Portfolio redeemed by the Strategy Portfolio or the Balanced Portfolio in the ordinary course of their respective businesses as open-end investment companies.

     5. The Balanced Portfolio will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Strategy Portfolio immediately prior to the Reorganization. For purposes of this representation, amounts used by the Strategy Portfolio to pay its Reorganization expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Strategy Portfolio's business as an open-end investment company) made by the Strategy Portfolio immediately preceding the transfer will be included as assets of the Strategy Portfolio held immediately prior to the Reorganization.

     6. The Balanced Portfolio has no plan or intention to reacquire any of its shares issued in the transaction, except for shares redeemed in the ordinary course of its business as an open-end investment company.

     7. The Balanced Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the Strategy Portfolio acquired in the transaction, except for dispositions made in the ordinary course of business. Following the Reorganization, the Balanced Portfolio will continue the historic business of the Strategy Portfolio of investing in a diversified portfolio of equity securities, debt obligations and money market instruments with the objective of achieving a high total investment return consistent with moderate to higher risk. Following the Reorganization, the Balanced Portfolio will use at least 33% of the historic business assets of the Strategy Portfolio in its business.

     8. As soon as practicable after the closing date, and in any event within 30 days thereafter, the Strategy Portfolio will, in pursuance of the Agreement, distribute the shares it receives in the Reorganization, and its other properties, and will then be liquidated for federal income tax purposes.

     9. In no event will the Strategy Portfolio dispose of to third parties (other than in the ordinary course of business) and/or retain after the Reorganization assets which in the aggregate,

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April 1, 1997
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will result in less than 33 1/3 percent of the historic business assets
(other than liquidity positions) of the Strategy Portfolio being transferred to the Balanced Portfolio in the Reorganization.

     10. Neither the Strategy Portfolio nor persons who were shareholders of the Strategy Portfolio immediately before the closing date of the Reorganization will own, immediately after the closing date of the Reorganization Balanced Portfolio shares constituting "control" of the Balanced Portfolio within the meaning of Section 304(c) or Section 368(c) of the Code.

     11. All expenses incurred in connection with the Reorganization will be borne pro rata by the Strategy Portfolio and the Balanced Portfolio in proportion to their assets.

     12. There is no intercorporate indebtedness existing between the Balanced Portfolio and the Strategy Portfolio that was issued, acquired, or will be settled at a discount.

     13. The Balanced Portfolio and the Strategy Portfolio are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, and are both regulated investment companies within the meaning of Section 851 of the Code.

     14. The Balanced Portfolio does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any Class A, Class B, Class C or Class Z shares of beneficial interest of the Strategy Portfolio.

     15. The liabilities, if any, and the unreimbursed distribution expenses of the Strategy Portfolio to be assumed by the Balanced Portfolio in the Reorganization plus the liabilities, if any, to which the transferred assets are subject were incurred by the Strategy Portfolio in the ordinary course of business and are associated with the assets to be transferred.

     16. The fair market value and the adjusted basis of the Strategy Portfolio's assets transferred to the Balanced Portfolio will equal or exceed the sum of the liabilities, if any, assumed by the Balanced Portfolio plus the liabilities, if any, to which the transferred assets are subject.

     17. The amount of cash, if any, retained by the Strategy Portfolio to meet expenses, plus liabilities, if any, of the Strategy Portfolio to be assumed by the Balanced Portfolio in the Reorganization, plus the liabilities, if any, to which the transferred assets are subject, will not equal or exceed 20 percent of the fair market value of all property held by the Strategy Portfolio immediately prior to the Reorganization.


     18. The Strategy Portfolio is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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April 1, 1997
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     19.  In connection with the Reorganization, the Strategy Portfolio has not and will not distribute to its creditors any of the Strategy Portfolio's Class A, Class B, Class C or Class Z shares of beneficial interest, the Balanced Portfolio's Class A, Class B, Class C or Class Z shares of beneficial interest or rights to acquire the Strategy Portfolio's Class A, Class B, Class C or Class Z shares of beneficial interest or the Balanced Portfolio's Class A, Class B, Class C or Class Z shares of beneficial interest.

     20. It is anticipated that there will be no amount remaining in the hands of the Strategy Portfolio after the payment of the liabilities of the Strategy Portfolio.

                                OPINION


     Based upon the foregoing, and based upon our review of the relevant legal authorities, it is our opinion that:

     1. For federal income tax purposes the Reorganization will constitute a "reorganization" within the meaning of Code Section 368(a)(1)(C). The Strategy Portfolio and the Balanced Portfolio will each be "a party to a reorganization" within the meaning of Code Section 368(b).

     2. No gain or loss will be recognized by the shareholders of the Strategy Portfolio upon receipt of the Balanced Portfolio shares solely in exchange for and in cancellation of the Strategy Portfolio shares of beneficial interest, as described above and in the Agreement. Code Section 354(a)(1).

     3. No gain or loss will be recognized to the Strategy Portfolio on the transfer of all of its assets to the Balanced Portfolio solely in exchange for Class A, Class B, Class C or Class Z shares of the Balanced Portfolio and the assumption by the Balanced Portfolio of the liabilities, if any, of the Strategy Portfolio. Code Sections 361(a) and 357(a). In addition, no gain or loss will be recognized to the Strategy Portfolio on the distribution of such shares to the Strategy Portfolio's shareholders in liquidation by terminating the Strategy Portfolio. Code Section 361(c)(1).

     4. No gain or loss will be recognized to the Balanced Portfolio upon the receipt of the assets of the Strategy Portfolio solely in exchange for shares of the Balanced Portfolio and the assumption of the Strategy Portfolio's liabilities, if any. Code Section 1032(a).

     5. The basis of the Strategy Portfolio assets in the hands of the Balanced Portfolio will be the same as the basis of such assets in the hands of the Strategy Portfolio immediately prior to the Reorganization. Code
Section 362(b).

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April 1, 1997
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     6.   The holding period of the Strategy Portfolio assets in the hands of the Balanced Portfolio will include the period during which such assets were held by the Strategy Portfolio immediately prior to the Reorganization. Code
Section 1223(2).

     7. The basis of the Balanced Portfolio Class A, Class B, Class C and Class Z shares to be received by shareholders of the Strategy Portfolio will, in each instance, be the same as the basis of the Class A, Class B, Class C and Class Z shares of beneficial interest of the Strategy Portfolio held by such shareholders and cancelled in the Reorganization. Code Section 358(a)(1).

     8. The holding period of the Balanced Portfolio shares to be received by the shareholders of the Strategy Portfolio will include the holding period of the shares of beneficial interest of the Strategy Portfolio cancelled pursuant to the Reorganization, provided that the Balanced Portfolio shares were held as capital assets on the date of the Reorganization. Code Section 1223(1).

     You should be aware that this opinion is not binding on the Internal Revenue Service or the courts and that no ruling of the Internal Revenue Service has been requested. No opinion is expressed concerning the state, local or foreign tax consequences of the Reorganization.

     This opinion is being delivered to you pursuant to paragraph 8.6 of the Agreement.

     We hereby give you our consent to your inclusion of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Allocation Fund with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,


                              /s/ Gardner, Carton & Douglas